Exhibit 23.3

CONSENT OF Craig Scherba

The undersigned hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-132294, No. 333-147214, No. 333-164982, No. 333-173881, No. 333-179827, No. 333-186917, No. 333-193061 and 333-201793) of NextSource Materials Inc., of references to the undersigned’s name in the annual report on Form 10-K of NextSource Materials Inc.

DATED: October 31, 2017

/S/ Craig Scherba
Name: Craig Scherba